Exhibit 23.3

[Cleary Gottlieb Steen & Hamilton LPP Letterhead]

Writer’s Direct Dial: (212) 225-2434

E-Mail: CAustin@cgsh.com

December 4, 2006
Capital One Financial Corporation 1680 Capital One Drive McLean, Virginia 22102

Re:	Capital One Financial Corporation Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement of Capital One Financial Corporation on Form S-4 (the “Registration Statement”)

Ladies and Gentlemen:

We hereby consent to the filing of our opinion letter dated July 7, 2006 as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including our opinion letter.

CLEARY GOTTLIEB STEEN & HAMILTON LPP

By:	/s/ Christopher E. Austin
Christopher E. Austin, a Partner